UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 8, 2005

Centrue Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-15025	36-3846489
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

310 S. Schuyler, P.O. Box 552, Kankakee, Illinois		60901
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	815-937-4440

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

(A) Employment Agreements between Centrue Bank and Ricky R. Parks and Michael A. O'Gorman

On September 1, 2005, Centrue Bank (the "Bank"), a wholly-owned subsidiary of Centrue Financial Corporation (the "Company"), entered into employment agreements with Ricky R. Parks, to serve as President of the South Region of the Bank, and Michael A. O'Gorman, to serve as President of the North Region of the Bank. The agreements provide for an annual base salary of $135,000 for Mr. Parks and $135,000 for Mr. O'Gorman, which will be subject to review annually commencing on November 1, 2006 and which may be maintained or increased during the terms of the agreements in accordance with the Bank's established management compensation policies and plans. The agreements will terminate as of December 31, 2006 unless terminated earlier by either party upon 30 days prior written notice.

The agreements also provide for annual performance bonuses (up to 25% of their respective base salaries for the applicable year) and participation in all plans and benefits generally accorded to senior executives, including pension, profit-sharing, supplemental retirement, incentive compensation and group life medical, as well as other perquisites extended to similarly situated senior executives.

If Mr. Parks' or Mr. O'Gorman's employment is terminated without cause, the Bank will be obligated to pay an amount equal to his then-current annual base salary and to provide health insurance for twelve months following termination of employment. In the event of a "constructive discharge," as defined in the agreements, they will have the right to terminate their employment and receive the same severance as if they had been terminated without cause. In general, they will be deemed to be constructively discharged if: (i) they are removed from their positions; (ii) there is a substantial diminution in their responsibilities; (iii) they are relocated without their consent to a location more than 50 miles from: in Mr. Parks' case, the Bank's Fairview Heights office, and in Mr. O'Gorman's case, the Bank's Kankakee office; or (iv) the Bank commits a material breach of its obligations under the agreements.

Under the agreements, if the executives voluntarily terminate their employment with the Bank, the Bank will only be obligated to pay their salaries accrued through the effective date of termination, plus any expense reimbursements incurred prior to termination and properly submitted in accordance with the agreement. If the Bank terminates them for cause, the Bank's only obligation under the agreements is to pay their salaries accrued through the effective date of termination.

If Mr. Parks or Mr. O'Gorman voluntarily terminate their employment within six months after a change of control of the Bank or their employment is involuntarily terminated within one year after a change of control of the Company, then they will be entitled to receive a cash payment equal to their then-current annual base salary and health insurance for twelve months following termination.

Additionally, the agreements include a covenant limiting the executives' ability to compete with the Company, the Bank or their subsidiaries in an area encompassing a 25-mile radius of the counties in which they operate for a period of one year following termination of employment.

In addition to the employment agreements described above, on September 1, 2005, the Company granted Mr. Parks 4,500 and Mr. O'Gorman 2,500 options for the purchase of Company common stock. Mr. Parks' options have an exercise price of $26.09 per share and will vest in equal installments of 900 shares over 5 years beginning on September 1, 2006, with an expiration date of September 1, 2012. Mr. O'Gorman's options have an exercise price of $26.09 per share and will vest in equal installments of 500 shares over 5 years beginning on September 1, 2006, with an expiration date of September 1, 2012.

(B) Copies of Employment Agreements

A copy of the Employment Agreements, executed on September 1, 2005, by and between the Bank and Ricky R. Parks and Michael A. O'Gorman, are attached hereto and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In conjunction with the Company entering into the employment agreement with Mr. O'Gorman discussed above under Item 1.01, the employment agreement previously entered into by the Company and Mr. O'Gorman, dated December 31, 2004 has been terminated.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1 Employment Agreement by and between Centrue Bank and Ricky R. Parks, executed on September 1, 2005, filed pursuant to Item 1.01 of this Form 8-K
10.2 Employment Agreement by and between Centrue Bank and Michael A. O'Gorman, executed on September 1, 2005, filed pursuant to Item 1.01 of this Form 8-K

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Centrue Financial Corporation

September 8, 2005	By:	James M. Lindstrom

Name: James M. Lindstrom
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment agreement by and between Centrue Bank and Ricky R. Parks, executed on September 1, 2005, filed pursuant to section 1.01 of this Form 8-K.
10.2	Employment agreement by and between Centrue Bank and Michael A. O'Gorman, executed on September 1, 2005, filed pursuant to section 1.01 of this Form 8-K